Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2014 Equity Inducement Plan and the Assumed Awards of Millennial Media, Inc. of our report dated September 22, 2014 relating to the financial statements of Nexage, Inc., which appears in Amendment No. 1 to the Current Report on Form 8-K of Millennial Media, Inc. dated December 2, 2014.

/s/ PricewaterhouseCoopers LLP

Boston, MA
December 15, 2014